Exhibit 99.1

1400 Toastmaster Drive, Elgin, Illinois 60120 ● (847) 741-3300 www.middleby.com

Middleby Appoints Christopher Hix To Board of Directors

Elgin, Ill. (BUSINESS WIRE) February 4, 2026 — The Middleby Corporation (NASDAQ: MIDD), a global leader in the foodservice industry, today announced the appointment of Christopher Hix to its Board of Directors, effective February 1. With the addition of Mr. Hix, the Middleby Board expands to eleven members.

“We are pleased to welcome Chris to the Middleby Board,” said Tim FitzGerald, Middleby CEO. “His deep financial experience across multiple industries and proven track record of driving shareholder value through corporate transformations make him an ideal addition, particularly as we transform into a leading, pure-play commercial foodservice equipment company. His expertise will be particularly valuable to the Company as we focus on operations, long-term sustainable growth, and overall value creation.”

Mr. Hix is a seasoned public company director and executive with more than 30 years of experience in a variety of industries. Most recently he served as Executive Vice President and Chief Financial Officer of Enovis Corporation, the medical technology business of Colfax Corporation. Prior to Enovis, he served as Chief Financial Officer of Colfax, where he collaborated with the executive team to transform the business into a less cyclical, higher-growth entity, improving both margins and cash flow. In this role, he divested two cyclical industrial business segments, acquired and financed a new growth platform in the medical devices space, and executed several bolt-on acquisitions to enhance growth opportunities before splitting the company into two independent public companies. Mr. Hix also serves on the Board of Directors of Brady Corporation, where he is Chairman of the Audit Committee. He previously served on the Board of Directors of ESAB Corporation.

“The appointment of Chris to the Middleby Board reflects our commitment to strengthening the Board with complementary expertise as Middleby enters its next chapter as a pure-play commercial foodservice equipment company,” said Gordon O’Brien, Middleby Board Chairman. “His unique financial and operational background, particularly his experience leading complex corporate transformations, makes him an ideal addition as we execute our strategic plan. We are confident Chris will bring valuable perspective to support our operational initiatives and drive long-term shareholder value.”

About The Middleby Corporation

The Middleby Corporation is a global leader in the foodservice industry. The company develops and manufactures a broad line of solutions used in commercial foodservice and food processing. Middleby showcases its advanced solutions in the Middleby Innovation Kitchens for commercial foodservice, and industrial baking and protein Innovation Centers for food processing solutions. For more information about Middleby, please visit www.middleby.com.

For The Middleby Corporation:

Investors:

Rebecca Ellin

SVP of Investor Strategy and Corporate Development

rellin@middleby.com

Media:

Darcy Bretz

VP of Corporate Communications

dbretz@middleby.com

Kate Schneiderman

Managing Director, ICR

middleby@icrinc.com